Exhibit 21.0

List of Subsidiaries

Registrant: Jefferson Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Jefferson Federal Bank	100%	Tennessee

State of Franklin Statutory Trust II	100%	Delaware